Exhibit 23.1

Consent of Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form SB-2 of (i) our report dated April 25, 2005, relating to the financial statements of InterSearch Group, Inc., (ii) our report dated September 15, 2004 relating to the financial statements of InterSearch Corporate Services, Inc., (iii) our report dated April 25, 2005 relating to the financial statements of La Jolla Internet Properties, Inc., and (iv) our report dated September 22, 2005, relating to the financial statements of DotCom Corporation, all of which appear in such Amendment No. 3 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ HACKER, JOHNSON & SMITH PA
HACKER, JOHNSON & SMITH PA Tampa, Florida February 1, 2006